EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/09/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S GLOBAL MOMENTUM CONTINUES
AUGUST COMPARABLE SALES UP 3.4%

U.S. comparable sales increased 3.2%
Europe comparable sales increased 3.6%

OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald’s restaurants rose 5.7% in August, or 4.4% in constant currencies.
McDonald’s Chief Executive Officer Jim Skinner said, “Our Plan to Win, with its strategic focus on customers, continues to deliver results with global comparable sales up 3.4% in August. Combined customer initiatives including greater menu variety, compelling everyday value offerings, convenient and contemporary restaurants and relevant marketing continue to drive our business forward.
“In the U.S., customers responded positively to the August introduction of our new Premium Chicken Sandwiches. This menu news along with extended hours and robust breakfast business contributed to U.S. comparable sales increasing 3.2% for the month against last year’s strong Chicken Selects launch and Teenie Beanie Baby Happy Meal promotion. August also marks the 29th consecutive month our U.S. business has posted positive comparable sales - our longest streak in 25 years.
“In Europe, comparable sales rose 3.6% in August, due to strong performance in France and Germany partly offset by continued weakness in the United Kingdom. A variety of premium and value products along with popular marketing promotions are giving customers even more reasons to visit our restaurants in Germany and France. We will build on this encouraging business momentum with successful customer-focused plans across Europe.
“In Asia/Pacific, Middle East and Africa, we continue to enhance our menu variety and value, which contributed to August comparable sales rising 4.0%, despite a negative calendar shift.

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“On a personal note, I want to express our solidarity and concern for the communities impacted by hurricane Katrina. McDonald’s will continue to do the right things to make a difference in the lives of the people affected.
“In addition to the direct financial commitment, we are concentrating our immediate efforts in three key areas: aiding in the relief process by working with charitable and government agencies such as Red Cross, FEMA and others; contributing to the region’s economic recovery by providing employment opportunities and reopening and rebuilding restaurants in impacted areas as soon as practicable; and taking care of the needs of impacted McDonald’s employees, owner/operators and suppliers who live and work in the affected communities. Donations to the Ronald McDonald House Charities canisters in our U.S. restaurants will also be directed to disaster relief.
“This spirit of focusing on our people, customers and communities is at the very heart of our brand. In the weeks and months ahead, we will continue to assess changing needs and take appropriate actions."

Percent Inc/ (Dec)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended August 31,	2005	2004	Reported	Currency
McDonald’s Restaurants*	3.4	3.9	5.7	4.4
Major Segments:
U.S.	3.2	7.2	3.8	3.8
Europe	3.6	(0.9)	5.7	4.9
APMEA**	4.0	0.9	8.2	5.9

Year-To-Date August 31,
McDonald’s Restaurants*	3.8	7.6	6.8	4.9
Major Segments:
U.S.	4.8	10.4	5.5	5.5
Europe	2.1	3.1	6.8	3.6
APMEA**	3.6	6.4	7.8	5.1

* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

Definitions
•	Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.
•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•	Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes

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Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
McDonald’s will webcast the investor meeting it plans to host on September 21 and 22, 2005. Please access www.investor.mcdonalds.com for more information on presentation times and links to the live and archived webcast.
McDonald's tentatively plans to release September sales on October 13, 2005.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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